Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES

FIRST QUARTER 2020 EARNINGS

Implementation of well-designed Business Continuity Plan provides for seamless on-going operations in the midst of a health crisis

Participation in Paycheck Protection Program protects approximately 15,000 local jobs and drives new business relationships

OAKLAND, MARYLAND—April 29, 2020: First United Corporation (NASDAQ: FUNC), a bank holding company and the parent company of First United Bank & Trust (the “Bank”), today announced earnings results for the three- month periods ended March 31, 2020 and 2019.

First Quarter 2020 Financial Highlights:

•	Total assets grew by $18.5 million, a 1.4% increase compared to total assets at December 31, 2019, while loan and deposit growth were .15% and 3%, respectively

•	Net interest margin, on a fully tax equivalent (“FTE”) basis, remained stable at 3.69% at March 31, 2020 compared to 3.72% at March 31, 2019 and 3.68% at December 31, 2019

•	Asset quality remains strong, with low delinquency and low net charge-offs

•	Allowance for Loan Losses (“ALL”) significantly increased compared to 2019 due to a significant uncertainty resulting from the Coronavirus pandemic

•	Consolidated net income decreased 44% to $1.8 million compared to $3.2 million for the first quarter of 2019 specifically due to the $2.7 million quarterly provision expense; basic and diluted net income per share were both $.25 compared to $.44 for the first quarter of 2019, a 43% decrease

•	Pre-tax, pre-provision income was $4.9 million for the quarter ended March 31, 2020 as compared to $4.4 million for the quarter ended March 31, 2019, a 13% increase

•	Other operating income increased driven by increased wealth management income and service charge income associated with our innovative YouFirst deposit package

•	Other operating expense increased due to legal and professional fees offset by reductions in salaries and benefits expense

•	Prudent capital management inclusive of $2.75 million in share repurchases, and a 44% increase in the quarterly dividend to $0.13 compared with $0.09 in the comparable 2019 period

“Our communities, consisting of our valued customers, associates and their families are our primary focus as we navigate the devastating health and financial impacts of COVID-19. Our associates have truly demonstrated their passion for helping people during this critical period, delivering on our mission of an uncommon commitment to service and effective financial solutions” commented Carissa L. Rodeheaver, Chairman, President and Chief Executive Officer. “We experienced a strong quarter, exclusive of the COVID-19 related provision expense and its impact on our wealth management fee income late in the quarter. Despite the lower interest rate environment, we were able to deliver for our shareholders, as we maintained our margin through prudent pricing on both loans and deposits and we experienced positive operating leverage for the quarter as we continue to focus on expense control.”

Response to COVID-19

Protecting the health, safety, protection and financial well-being of our associates and customers was and continues to be our goal as we quickly adapted to COVID-19.

The following actions were implemented from our well-designed and tested Business Continuity Plan:

•	Notified our shareholders and customers in early March as to our enhanced measures to protect our associates and customers

•	Suspended all business travel, reduced all face to face meetings with outside vendors and customers, and requested all associates postpone personal travel outside of their market areas

•	Implemented plans in mid-March for all eligible associates to work remotely via our Virtual Private Network (“VPN”); utilized Skype and Microsoft teams for internal communication

o	As of April 21st – 96% of VPN users are working remotely

•	Implemented a Pandemic Pay Policy for associates who are unable to work for COVID-19 related reasons, including those who need to care for family members and school children

•	Increased cleaning and disinfecting services in all physical locations

•	On March 19, effectively communicated the closure of our branch lobbies and promoted the use of drive up facilities as well as our robust digital banking platform

•	Regular and up-to-date communication:

o	Daily COVID-19 update calls with internal Pandemic Team
o	Daily emails to all associates with international, national and state specific updates
o	Regularly updated website with helpful links to keep our customers well-informed at www.mybank.com

•	Relieved the financial pressure for customers:

o	Waived certificates of deposit early withdrawal penalties and overdraft fees for non-sufficient funds
o	Positive pay/Treasury Management fees temporarily waived for new customer signup for fraud prevention
o	Implemented loan modifications and deferral programs for eligible consumer and commercial loan customers experiencing hardships; 372 loan modifications totaling approximately $81.7 million as of April 24, 2020
o	Temporarily suspended repossession and foreclosure activity
o	Relentlessly processed applications to provide access to our community-oriented business owners for the Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”)

The U.S. Government Coronavirus Aid, Relief, and Economic Security Act (CARES Act) established the PPP which provides small businesses with resources to maintain payroll, hire back employees who may have been laid off, and to cover applicable overhead expenses. First United acted expeditiously to prepare our associates so they could guide our customers on the proper procedures necessary to enable them to take advantage of this program. We developed an SBA PPP specific information site within our website that provided detailed information, links and materials for eligible customers to access. Internally, we reallocated resources to review, process and data enter customer applications, working tirelessly over extended hours to provide access to as many local business owners as possible. As of April 24, 2020, we were able to fund 428 loan applications for approximately $111.0 million from the first tranche of PPP designated funds. As anticipated, Congress allocated additional funding to the program on April 23, 2020. Due to our advance preparation and software implementation, we were able to quickly gain approval for an additional 474 loan applications for approximately $29.0 million on the first day the funding became available. We will continue to provide access to the program and process applications, for as long as the PPP is open and funds are available, in order to assist as many small business owners in our markets as possible.

The Bank has established eligibility to participate in the Paycheck Protection Program Liquidity Facility (“PPPLF”) which was established by Congress and administered by the Federal Reserve Bank. This facility uses the SBA guaranteed PPP loans as collateral, offering 100% collateral coverage with no recourse to the Bank. First United’s Board of Directors (the “Board”) and management feel it is prudent to maintain our existing liquidity facilities available for our contingency funding plan given the current economic conditions. The majority of the PPP loan disbursements, which were all subsequent to quarter end, have been to internal, non-interest-bearing accounts awaiting use by borrowers. As a result, we have not yet accessed the PPPLF, but are prepared to utilize the fund when management determines the timing is appropriate.

Balance Sheet Overview

Total assets at March 31, 2020 remained stable at $1.4 billion, with an increase of $18.5 million from December 31, 2019. During the quarter, cash and interest-bearing deposits in other banks increased $22.0 million, the investment portfolio decreased $3.1 million and gross loans increased $1.6 million. The increase in cash was due to strong deposit growth, cash flow from calls on the investment portfolio, commercial loan payoffs early in the quarter as well as refinances of balances in our mortgage portfolio. Other real estate owned (“OREO”) balances remained stable as there was minimal activity in this portfolio during the first quarter. Other assets decreased by $.9 million. Total liabilities increased $26.9 million. This increase was attributable to the strong deposit growth of $30.4 million in the first quarter of 2020, offset by a decline in short-term borrowings of $9.3 million. The deposit growth during the first quarter was due to increased relationship balances for customers adding new funds to our insured products. Our Treasury Management overnight investment sweep decreased $9.3 million as municipalities utilized their existing cash for working capital needs during these unprecedented times. Total shareholders’ equity decreased $7.4 million in the first quarter of 2020. This decrease is due to the increase in accumulated other comprehensive loss related to a decline in the market values of our pension plan assets, the stock repurchase of $2.7 million and the payment of dividends of $.9 million.

Outstanding loans remained stable at $1.1 billion at March 31, 2020 when compared to December 31, 2019. Commercial real estate (“CRE”) loans increased $2.2 million due to expansion of customer relationships as well as an increase in small business loans. Acquisition and development (“A&D”) loans increased $3.4 million as new production offset amortization and payoffs. Commercial and industrial (“C&I”) loans increased $1.2 million. The growth in the commercial portfolios was offset by a decline in residential mortgage loans of $5.2 million as the customer preferred longer-term fixed rate loans were sold to Fannie Mae. Given the current low-rate interest environment, management prefers utilizing the secondary market at this time. The consumer loan portfolio remained stable during the first quarter.

Commercial loan production for the first quarter of 2020 was approximately $35.0 million of new money, most of which was construction production that has not yet funded. Amortization and payoffs were approximately $15.0 million in the first quarter. Despite a decline in balances, the mortgage department had record production of approximately $23.0 million in the first quarter of 2020. While both in-house and secondary market products are utilized, the longer-term fixed rate loans are primarily being sold to Fannie Mae. We continue to book first time homebuyer, adjustable rate and non-conforming jumbo mortgages to our portfolio. The mortgage pipeline remains strong at $32.0 million.

Total deposits at March 31, 2020 increased $30.4 million when compared to deposits at December 31, 2019. During the first quarter of 2020, non-interest-bearing deposits increased $5.3 million. This growth was driven by both our retail and commercial markets. Traditional savings accounts increased $5.6 million, as our Prime Saver product continued to be the savings product of choice. Total demand deposits increased by $2.3 million and total money market accounts increased by $22.6 million, due primarily to growth in our variable rate Value Money Market account introduced in late 2019. Time deposits less than $100,000 decreased by $1.5 million and time deposits greater than $100,000 decreased by $3.9 million. The decline in time deposits greater than $100,000 was primarily related to a local municipality utilizing a maturing certificate of deposit for cash needs during this unprecedented economic environment.

The book value of the Corporation’s common stock was $17.01 per share at March 31, 2020, compared to $17.71 per share at December 31, 2019. At March 31, 2020, there were 6,966,898 outstanding shares of the Corporation’s common stock. In March 2020, the Corporation purchased 145,291 shares of the Corporation’s common stock at an average price of $18.96 per share pursuant to the previously announced stock repurchase program. The program, the term of which expires on November 20, 2020 unless sooner terminated or extended by the Board, will be further utilized as the Board and management deem appropriate.

Income Statement Overview

Consolidated net income was $1.8 million for the quarter ended March 31, 2020, compared to $3.2 million for 2019. Basic and diluted net income per share for the first three months of 2020 were both $.25, compared to basic and diluted net income per share of $.44 for the same period of 2019, a 43% decrease. The decrease in earnings was due to an increase in the provision for loan losses of $2.3 million and a $.3 million increase in other operating expenses, offset by an increase in net interest income of $.5 million, a decrease in income tax expense of $.4 million, and a slight increase of $.3 million in other operating income and gains. The increase in provision expense for the first quarter of 2020 was due to the uncertainty of the economic environment related to the COVID-19 health crisis. While we believe that our borrowers, both consumer and commercial, will be negatively impacted, the full extent of this impact remains uncertain. Accordingly, we believe it was prudent to adjust qualitative factors to increase our first quarter provision expense to account for the rapidly declining economic conditions and the inherent effects on our loan portfolio. Of the $2.7 million expense for the quarter, $2.4 million is related to qualitative factor adjustments and $.3 million is related to loan growth. The net interest margins, on a FTE basis, were stable for the quarters ended March 31, 2020 and 2019 at 3.69% and 3.72%, respectively.

Net-Interest Income (Tax-Equivalent Basis -Non-GAAP)

Net interest income, on a non-GAAP, FTE basis, increased $.5 million (4.6%) during the quarter ended March 31, 2020 when compared to the quarter ended March 31, 2019 due to a $.5 million (3.7%) increase in interest income. Interest expense remained stable comparing the first quarter of 2020 to the first quarter of 2019. The net interest margin for the quarter ended March 31, 2020 was 3.69%, compared to 3.72% for the quarter ended March 31, 2019, declining only 3 basis points despite a 2.25% drop in the Fed Funds rates year over year.

Comparing the three-months ended March 31, 2020 to the same period of 2019, the increase in interest income was due to a $.7 million increase in interest and fees on loans. The increase in interest and fees on loans was due primarily to an increase in average balances of $39.2 million related to the loan growth in the fourth quarter of 2019. The rate earned on the loan portfolio increased slightly, by 2 basis points, despite the significant decline in the rate environment over the past year. The average balance of the investment portfolio decreased by $9.2 million due primarily to calls in the portfolio. The rate earned decreased by 23 basis points due to the calls as well as the reduced rate on the trust preferred CDO portfolio. Excess cash balances attributable to deposit growth were invested at the lower Fed Funds rate which negatively offset interest income for the quarter ended March 31, 2020.

Interest expense on our interest-bearing liabilities remained flat during the quarter ended March 31, 2020 when compared to 2019 due to continued rate reductions on our deposit products in response to the declining rate environment, particularly our money market products. With approximately 75% of our deposit portfolio adjustable, we can respond quickly to declining rates. Average growth of $24.1 million in our non-interest bearing accounts offset the higher interest expense and allowed continued control of our cost of deposits.

Asset Quality

The ALL was $15.0 million at March 31, 2020 compared to $12.5 million at December 31, 2019, an increase of 20% that primarily resulted from the adjustment to qualitative factors associated with the negative trend in economic outlook directly related to COVID-19. The provision for loan losses was $2.7 million for the quarter ended March 31, 2020 and $.3 million for the quarter ended March 31, 2019. Net charge-offs of $.2 million were recorded for the first three months of 2020, compared to net recoveries of $.2 million for 2019. Absent the COVID-19 related factor adjustments attributable to $2.4 million in provision expense for the quarter, the provision expense would have been approximately $.3 million. The ratio of the ALL to loans outstanding was 1.42% at March 31, 2020 and 1.15% at March 31, 2019.

While the pandemic has had an impact on most industries, some have been more impacted than others. The following chart includes data on our consumer and commercial loan portfolios, including a breakdown by industry, the percentage of the portfolio that has been modified through April 24, 2020 as a result of COVID-19 and the corresponding allowance for loan losses for each category as of March 31, 2020. Additional information will be provided in the quarterly Form 10Q.

Industry	Total Balance at Mar 31, 2020 (000s)	% of Total Portfolio	% ALL	% COVID Modifications through Apr 24, 2020
Real Estate/Rental/Leasing	$270,486	25.7%	1.17%	6.6%
Construction	79,910	7.6%	4.09%	0.5%
Accommodations	47,169	4.5%	1.16%	14.8%
Services	44,185	4.2%	1.19%	5.9%
Health Care/Social Assistance	32,663	3.1%	1.20%	12.8%
Manufacturing	26,080	2.5%	1.25%	1.0%
Professional/Scientific/Technical	19,871	1.9%	1.48%	26.8%
Trade	17,376	1.6%	1.30%	2.9%
Transportation/Warehousing	15,175	1.4%	1.37%	1.0%
Food Service	9,350	0.9%	1.24%	14.4%
Public Administration	9,258	0.9%	1.29%	0.0%
Entertainment/Recreation	5,217	0.5%	1.33%	9.1%
Agriculture	4,111	0.4%	1.19%	12.4%
Energy	1,681	0.2%	1.39%	0.0%
Total Commercial	582,532	55.3%	1.60%	7.0%
Total Mortgage and Consumer	471,200	44.7%	1.20%	8.7%
Total Loans at Mar 31, 2020	$1,053,732	100.0%	1.42%	7.8%

The ratio of net charge offs to average loans for the quarter ended March 31, 2020 was an annualized .07%, compared to net recoveries to average loans of .02% for the quarter ended March 31, 2019. Details of the ratio, by loan type are shown below. Our special assets team continues to effectively collect on charged-off loans, resulting in ongoing overall low charge-off ratios.

Ratio of Net Charge Offs to Average Loans
Loan Type	March 31, 2020 Charge Off / (Recovery)	March 31, 2019 Charge Off / (Recovery)
Commercial Real Estate	(.08%)	(.03%)
Acquisition & Development	.00%	(.12%)
Commercial & Industrial	.28%	.04%
Residential Mortgage	.07%	(.03%)
Consumer	.95%	.49%
Total Net Charge Offs/(Recoveries)	.07%	(.02%)

Non-accrual loans totaled $11.0 million at March 31, 2020, compared to $10.8 million at December 31, 2019. The slight increase in non-accrual balances at March 31, 2020 was primarily related to one new CRE loan of $.2 million. Management continues to monitor the large A&D participation loan that was added to non-accrual loans in the first quarter of 2019. This loan is serviced by another lender and is now under a forbearance agreement. Management believes that the specific allocation for this loan of $2.1 million at March 31, 2020 is adequate based upon an appraisal obtained in the second quarter of 2019. Discussions are currently underway for the sale of the property or notes. The Request for Proposal process was slightly delayed by COVID-19, but management expects resolution in the near future.

Non-accrual loans that have been subject to partial charge-offs totaled $.1 million at March 31, 2020 and at December 31, 2019. Loans secured by 1-4 family residential real estate properties in the process of foreclosure were $.2 million and $.1 million at March 31, 2020 and December 31, 2019, respectively. All foreclosure and repossession activity have been temporarily suspended as a result of COVID-19. As a percentage of the loan portfolio, accruing loans past due 30 days or more increased slightly to .35%, compared to .33% at March 31, 2019 which offset the decrease in the 60-89 days past due.

Non-Interest Income and Non-Interest Expense

Other operating income, including gains, increased $.3 million for the quarter ended March 31, 2020 when compared to 2019. The increase was attributable to the $.1 million increase in Trust and brokerage income despite the significant decline in market values in the latter part of March. Trust fees are directly impacted by changes in market value. At March 31, 2020, assets under management in the Trust Department totaled $821.4 million as compared to $864.8 million at March 31, 2019. Debit card income remained flat for the quarter ended March 31, 2020 when compared to the same period of 2019. Service charge income increased $.2 million for the quarter ended March 31, 2020 when compared to the same period of 2019, as we experienced growth in fee income on our new YouFirst deposit account package.

Other operating expenses increased slightly by $.3 million for the quarter ended March 31, 2020 when compared to the same period of 2019. Salaries and benefits decreased $.3 million due primarily to the reduced headcount as a result of the voluntary separation program implemented in the fourth quarter of 2019 and reduced life and health insurance costs. These reductions offset the annual merit increases awarded to our associates in April 2019. FDIC premiums decreased $.1 million due to a credit received on our quarterly assessments. Equipment, occupancy and technology expenses increased $.2 million when compared to 2019. Professional services increased $.5 million as a result of increased legal and professional expenses. Other miscellaneous expenses remained flat when compared to 2019 due to our continued focus on expense control. Increased consulting, fraud expenses, Visa processing fees, and investor relations expense were offset by reductions in schools and seminars, dues and licenses, office supplies, contract labor, business related meals and other employee benefits expenses.

The effective income tax rate as a percentage of income for the quarter ended March 31, 2020 increased from 21.8% to 22.9% when compared to the same period of 2019, primarily due to the reduction in tax exempt income from the investment portfolio.

ABOUT FIRST UNITED CORPORATION

First United Corporation is the parent company of First United Bank & Trust, a Maryland trust company with commercial banking powers, and two statutory trusts that were used as financing vehicles. The Bank has four wholly-owned subsidiaries: OakFirst Loan Center, Inc., a West Virginia finance company; OakFirst Loan Center, LLC, a Maryland finance company; First OREO Trust, a Maryland statutory trust that holds and services real estate acquired by the Bank through foreclosure or by deed in lieu of foreclosure; and FUBT OREO I, LLC, a Maryland company that likewise holds and services real estate acquired by the Bank through foreclosure or by deed in lieu of foreclosure. The Bank also owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership; a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland. The Corporation’s website is www.mybank.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements do not represent historical facts, but are statements about management's beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives.  These statements are evidenced by terms such as "anticipate," "estimate," "should," "expect," "believe," "intend," and similar expressions.  Although these statements reflect management's good faith beliefs and projections, they are not guarantees of future performance and they may not prove true.  The beliefs, plans and objectives on which forward-looking statements are based involve risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled "Risk Factors", including the risk factor set forth in First United’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2019 entitled, “The outbreak of the recent coronavirus (‘COVID-19’), or an outbreak of another highly infectious or contagious disease, could adversely affect the Corporation’s business, financial condition and results of operations.” and any updates thereto that might be contained in subsequent reports filed by First United.  The risks and uncertainties associated with the COVID-19 pandemic and its impact on First United will depend on, among other things, the length of time that the pandemic continues; the duration of shelter-in-place orders and the potential imposition of further restrictions on travel in the future; the effect of the pandemic on the global, national, and local economies and on the businesses of our borrowers and their ability to make payments on their obligations; the remedial actions and stimulus measures adopted by federal, state, and local governments; and the inability of employees to work due to illness, quarantine, or government mandates.

FIRST UNITED CORPORATION Oakland, MD Stock Symbol : FUNC Financial Highlights - Unaudited (Dollars in thousands, except per share data)

	Three Months Ended
	March 31,	March 31,
	2020	2019
Results of Operations:
Interest income	$14,616	$14,072
Interest expense	2,729	2,726
Net interest income	11,887	11,346
Provision for loan losses	2,654	349
Other operating income	4,008	3,707
Net gains	41	14
Other operating expense	11,005	10,690
Income before taxes	$2,277	$4,028
Income tax expense	522	877
Net income	$1,755	$3,151

Per share data:
Basic/ Diluted Net Income	$0.25	$0.44
Dividends declared per share	$0.13	$0.09
Book value	$17.01	$17.27
Tangible book value per share	$15.43	$15.71

Closing market value	$14.29	$17.26
Market Range:
High	$24.99	$17.99
Low	$11.09	$15.45

Shares outstanding at period end	6,966,898	7,088,987

Performance ratios: (Year to Date Period End, annualized)
Return on average assets	0.49%	0.91%
Return on average shareholders' equity	5.62%	10.64%
Net interest margin (Non-GAAP), includes tax exempt income of $223 and $233	3.69%	3.72%
Net interest margin GAAP	3.63%	3.65%
Efficiency ratio	68.29%	69.40%

	March 31,	December 31,	March 31,
	2020	2019	2019
Financial Condition at period end:
Assets	$1,461,482	$1,442,966	$1,416,901
Earning assets	$1,267,718	$1,270,747	1,223,215
Gross loans	$1,053,732	$1,052,118	1,004,618
Commercial Real Estate	$337,688	$335,504	299,466
Acquisition and Development	$121,333	$117,890	123,326
Commercial and Industrial	$123,509	$122,352	109,419
Residential Mortgage	$434,969	$440,173	438,607
Consumer	$36,233	$36,199	33,800
Investment securities	$222,192	$225,284	232,052
Total deposits	$1,172,394	$1,142,031	1,130,612
Noninterest bearing	$299,961	$294,649	288,213
Interest bearing	$872,433	$847,382	842,399
Shareholders' equity	$118,518	$125,940	122,399

Capital ratios:

Tier 1 to risk weighted assets	14.77%	15.17%	15.30%
Common Equity Tier 1 to risk weighted assets	12.44%	12.79%	12.83%
Tier 1 Leverage	11.52%	11.77%	11.56%
Total risk based capital	16.02%	16.29%	16.39%

Asset quality:

Net charge-offs/(recoveries) for the quarter	$178	$85	$(152)
Nonperforming assets: (Period End)
Nonaccrual loans	$11,012	$10,849	$11,563
Loans 90 days past due and accruing	623	725	8

Total nonperforming loans and 90 day past due	$11,635	$11,574	$11,571

Restructured loans	$4,581	$4,166	$4,211
Other real estate owned	$4,040	$4,127	$6,167

Allowance for loan losses to gross loans	1.42%	1.19%	1.15%

Nonperforming and 90 day past due loans to total loans	1.10%	1.10%	1.15%

Nonperforming loans and 90 day past due loans to total assets	0.80%	0.80%	0.82%